                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Zydeco Energy, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                    ZYDECO

                                 ENERGY, INC.

                    1710 TWO ALLEN CENTER, 1200 SMITH STREET
                              HOUSTON, TEXAS 77002
                            ________________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 15, 1997
                            ________________________


     The Annual Meeting of the Stockholders of Zydeco Energy, Inc., a Delaware corporation (the "Company"), will be held at the offices of the Company, 1710 Two Allen Center, 1200 Smith Street, Houston, Texas, on May 15, 1997, at 10:00 a.m. Houston time, for the following purposes:

     1. To elect six directors of the Company, each to serve until the next annual meeting;

     2. To approve an increase in the number of shares of Common Stock subject to the Zydeco Energy, Inc. 1996 Equity Incentive Plan; and

     3. To consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

     A record of stockholders has been taken as of the close of business on April 15, 1997, and only those stockholders of record on that date will be entitled to notice of and to vote at the meeting.


                                By Order of the Board of Directors,

                                /S/ JULIE GOODFELLOW

                                Julie Goodfellow
                                Secretary


Houston, Texas
April 17, 1997

                              ZYDECO ENERGY, INC.
                    1710 TWO ALLEN CENTER, 1200 SMITH STREET
                              HOUSTON, TEXAS 77002
                           _________________________

                                PROXY STATEMENT
                            ________________________

                                 APRIL 17, 1997

                 SOLICITATION OF PROXY, VOTING AND REVOCABILITY

          This Proxy Statement is furnished to the stockholders of Zydeco Energy, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board"). The proxies are to be voted at the 1997 Annual Meeting of Stockholders (the "Meeting") to be held at the new offices of the Company at 1710 Two Allen Center, 1200 Smith Street, Houston, Texas, at 10:00 a.m. Houston time, on May 15, 1997, and any adjournments thereof, for the purposes set forth in the accompanying notice. This Proxy Statement and the accompanying form of proxy have been mailed to stockholders on or about April 17, 1997.

          As of April 15, 1997, the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, there were outstanding and entitled to vote 6,605,211 shares of the common stock, $.001 par value, of the Company (the "Common Stock"). Each share of Common Stock entitles the holder to one vote on each matter presented at the Meeting. A majority of the outstanding shares of the Common Stock will constitute a quorum at the Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. The six nominees receiving the most votes for director will be seated as directors. The affirmative vote of a majority of the Common Stock represented at the Meeting is required to approve Proposal Two.

          Proxies will be voted in accordance with the directions specified thereon. Any proxy on which no direction is specified will be voted for in accordance with the best judgment of the persons designated as the proxies. Any proxy may be revoked at any time prior to its exercise by delivery to the Secretary of the Company of written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Meeting.

          The Board is not aware of any other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote may properly be taken, shares represented by all duly executed proxies received by the Company will be voted with respect thereto in accordance with the best judgment of the persons designated as the proxies.

          An Annual Report to Stockholders, containing financial statements for the year ended December 31, 1996, preceded or accompanies this Proxy Statement.

          The mailing address of the Company's principal executive offices is 1710 Two Allen Center, 1200 Smith Street, Houston, Texas 77002.


================================================================================
IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING. RETURNING THE PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.
================================================================================

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

NOMINEES

          The terms of all six current directors will expire or terminate and each of the persons named below has been nominated by the Board of Directors for election as a director of the Company until the 1998 Annual Meeting of Stockholders or until his successor has been duly elected and qualified. Each of the nominees is currently a director. No proxy may be voted for more persons than the number of nominees. Shares of Common Stock represented by duly executed proxies received by the Company and not marked to withhold authority to vote for any individual director or for all directors will be voted FOR the election of all the nominees identified herein. The Board knows of no reason why any such nominee should be unable or unwilling to serve; but if such should be the case, the shares represented by duly executed proxies received by the Company will be voted for the election of a substitute nominee selected by the Board of Directors. The six nominees receiving the most votes cast at the Meeting will be elected as directors.

          The following information relates to the nominees listed above:

          SAM B. MYERS, JR., age 59, has served since December 1995 as a Director, Chairman of the Board of Directors, Chief Executive Officer and, until October 1996, President of the Company and in the same capacity for Zydeco Exploration, Inc. ("Zydeco Exploration"), the Company's subsidiary, since its formation in March, 1994. Mr. Myers has been an independent oil and gas operator and private investor since 1961. In addition, Mr. Myers has served as Chairman of the Board of Directors of Search Capital Group, Inc. ("1 Search"), a publicly held specialty financial services company, from August 1985 until May 1995 when he voluntarily resigned and as President and Chief Executive Officer from August 1985 until August 1993 and from November 1994 to January 1995. Mr. Myers served as interim President and chief executive officer of Search, and certain of its finance subsidiaries, for 30 days commencing December 1994, after the resignation of Search's former President and Chief Executive Officer. After Mr. Myers' departure, eight finance subsidiaries, whose assets consist primarily of automobile loan portfolios, voluntarily filed for protection under Chapter 11 of the federal bankruptcy code in August 1995.

          EDWARD R. PRINCE, JR., age 67, has acted as a Director and Vice Chairman of the Board of the Company since December, 1995 and served in the same capacity for Zydeco Exploration since August, 1994. Mr. Prince has been involved in the geophysical service industry for 35 years. Mr. Prince was a founder of Digicon Inc., a publicly held geophysical contractor, which is now part of Veritas DGC, Inc. In 1994, he retired as Chief Executive Officer of Digicon, a position he held for more than 24 years. Mr. Prince has served the geophysical industry in various capacities including Chairman of the International Association of Geophysical Contractors and as a director of the National Ocean Industries Association. Mr. Prince also serves as a director of GeoScience Corporation, a publicly held designer and manufacturer of seismic data acquisition systems, geoscientific software and related products.

          JOHN O. SMITH, age 48, was appointed President and Chief Operating Officer in October 1996, succeeding Sam B. Myers, Jr., who relinquished the office. In January 1997, Mr. Smith was also named a Director. Mr. Smith has 26 years experience in the exploration and production sector of the oil and gas business. He was employed as a landman for Mobil Oil Corporation from 1971-1974. He subsequently held positions of increasing responsibility with independent oil and gas companies (Inexco Oil Company 1974-75; Tomlinson Interests, Inc. 1975-78; Longhorn Oil & Gas Company 1978-83). Since 1984, Mr. Smith has been President and owner of JOS Energy Corp., an independent operator in the domestic Gulf Coast and Mid-Continent areas. Additionally, since 1984, Mr. Smith has provided oil and gas project management and consulting services to selected domestic and foreign clients. Mr. Smith is a 1970 graduate of the University of Texas with a BBA degree in Petroleum Land Management.

          HARRY C. JOHNSON, age 64, was appointed a Director of the Company in December, 1995. He has over 40 years experience in the oil and gas industry.
He was founder and served as Chief Executive Officer of Red Eagle Resources Corporation until February 1995. Mr. Johnson has also been actively involved as a principal in various businesses, including banking, agriculture and aviation. Mr. Johnson was formerly a registered principal with the National Association of Securities Dealers, Inc. and was an allied member of The New York Stock Exchange. Mr. Johnson is a registered professional engineer with a degree in petroleum engineering from the University of Oklahoma.

          CHARLES E. BRADLEY, SR., age 67, was appointed as a Director of the Company in December, 1995. He is one of the founders of Stanwich Partners, Inc., a private investment firm which engages in leveraged buyouts, and has been President, a director and a shareholder of that company since its formation in 1982. Mr. Bradley serves in executive capacities for numerous companies, including Chairman of the Board of Consumer Portfolio Services, Inc., Reunion Industries Corp. (also Chief Executive Officer), DeVlieg-Bullard, Inc., Chatwins Group, Inc., Texon Energy Corporation (also President), Sanitas, Inc. (also President) and as a director of General Housewares Corp. and Audit & Survey's, Inc., all of which are publicly-held corporations. Mr. Bradley's previous experience also includes a position as a general partner in Price Waterhouse, an international accounting firm.

          PHILIP A. TUTTLE, age 55, served as President, Chief Executive Officer, Chairman of the Board and a Director of the Company from its formation in June, 1993 until December, 1995. Mr. Tuttle has continued to serve as a Director. Since June 1989, he has been a general partner of Davis Venture Partners, L.P., a private investment partnership. From November 1990 until October 1995, Mr. Tuttle was a director of Quality Tubing, Inc., a manufacturer of steel coil tubing for the energy services industry, becoming Chairman of the Board in May 1992. Mr. Tuttle is a founder and was formerly President of the Houston Venture Capital Association. He was also President and a director of the Houston Chapter of the Association for Corporate Growth, Chairman of the Accounting Council at Rice University-Jones Graduate School of Administration and a member of the Board of Governors of the National Association of Small Business Investment Companies. In addition, Mr. Tuttle serves on the Board of Drypers Corp., a publicly traded company that manufactures and distributes disposable diapers. He is a Certified Public Accountant and Fellow of the Institute of Directors, London, England.

          THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

BOARD ORGANIZATION AND MEETINGS

          The Board met eight times in 1996 either in person or via telephonic conference connection. No Board member attended fewer than 75% of the total number of the meetings of the Board.

          In January 1996, the Board established an Audit Committee and a Compensation Committee to act on behalf of the Board and to advise the Board with respect to specific matters. The Audit Committee met one time in 1996 and the Compensation Committee met four times in 1996. No member of the Committees attended fewer than 75% of the total number of meetings held by the relevant Committee. The Company does not have a nominating committee. The responsibilities and members of the Audit Committee and the Compensation Committee are as follows:

          Audit Committee. The Company's Audit Committee consists of Messrs. Bradley, Tuttle and Johnson. The Audit Committee reviews with the Company's independent public accountants the scope and timing of their audit services and any other services they are asked to perform, their report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board of Directors for the appointment of independent accountants for the ensuing year.

          Compensation Committee. The Company's Compensation Committee consists of Messrs. Tuttle, Johnson and Bradley. The Compensation Committee reviews and approves the compensation and benefits of all officers of the Company and administers any stock option or other similar plan benefiting the employees and officers of the Company.

                             EXECUTIVE COMPENSATION
EXECUTIVE OFFICERS

          Set forth below is certain information concerning the executive officers of the Company, including the business experience of each during the past five years. Information regarding Mr. Myers, Mr. Prince and Mr. Smith is set forth above under "Nominees."

          STEPHEN W. KNECHT, age 45, has served as Executive Vice President of the Company since December 1995; and he has served in the same positions and as a Director of Zydeco Exploration since its inception in March 1994. Mr. Knecht served as President of Neomar Resources, Inc. ("Neomar"), an independent oil and gas company, from 1989 to July 1996. Prior to joining Neomar and its predecessor in 1982, Mr. Knecht worked as an exploration geologist with Standard Oil of Ohio Petroleum Co. from 1974 through 1977, Senior Geologist with Williams Exploration Co. in Houston from 1977 through 1980, and Exploration Manager with NRG Resources, Inc. from 1980 through 1982.

          W. KYLE WILLIS, age 49, joined the Company in January 1996 as Vice President, Treasurer, and Chief Financial Officer. Mr. Willis was a member of the Board, Executive Vice President, and Chief Financial Officer of Reunion Resources Company (formerly Buttes Gas & Oil Co.) from July 1992 until January 1996. From 1977 through 1995, Mr. Willis' executive experience included more than 14 years with public companies engaged in the energy industry where he served nine of those years as the principal financial officer. For the period from 1983 through 1989, Mr. Willis was engaged by four national venture capital firms where he conducted financial restructurings and operational workouts of technology investments and assisted emerging technology business startups. During this period, he served as President of TCS Software, Inc., a software developer, Vice President of Image Data Corporation, a video imaging communications manufacturer, and Southwest Network Services, a wide-area data network services company. Mr. Willis is a certified public accountant and practiced with Deloitte, Haskins & Sells for four years.

          JOHN W. MCTIGUE, JR., age 41, has acted as Vice President of the Company since December 1995. He served in the same position and as a Director of Zydeco Exploration since August 1994. Mr. McTigue has been involved in developing 3D seismic workstation technology and interpretation techniques for over ten years while working in various capacities with Shell Development Company (1984 to 1990), GeoQuest Systems, Inc. (1990 to 1992), INEXS, Inc. (1992 to 1993), and Paradigm Geophysical Corp. (1993 to 1994). Mr. McTigue holds Bachelor of Science and Master of Science degrees in Geology/Geophysics from Yale University and the University of Arizona, respectively.

          KENNETH B. REED, age 45, became a Vice President and Secretary of the Company in December 1995. In January 1997, Mr. Reed relinquished the position of Secretary of the Company upon the appointment of Julie Goodfellow. Mr. Reed has served as the Vice President and Secretary of Zydeco Exploration since its inception in March 1994. Until July 1996, and for more than five years prior thereto, Mr. Reed also served as a Vice President of Neomar and President or Vice President of certain Neomar affiliates or entities beneficially owned by the Sam B. Myers, Jr. family.

          JULIE C. GOODFELLOW, age 41, was appointed Secretary of the Company on January 9, 1997. Prior to her employment by the Company on October 7, 1996 as Director of Human Resources and Assistant to the President and Chief Operating Officer, Ms. Goodfellow was Administrative Director for RNGS International from July 1995 to October 1996, Director of Sales for Armstrong Relocation from May 1994 to July 1995, and Director of Sales for Prudential Relocation from July 1991 through May 1994.

          The following table reflects all forms of compensation for services to the Company and its subsidiaries for the years ended December 31, 1996, and 1995, of those individuals who were at December 31, 1996, (i) the Chief Executive Officer and (ii) each of the five other most highly compensated executive officers of the Company (the "Named Executives"):

                           SUMMARY COMPENSATION TABLE

                                                                LONG TERM
                                                               COMPENSATION
                                  ANNUAL COMPENSATION /(1)/       AWARDS
                                 ---------------------------   --------------
                                                                 OPTIONS            ALL OTHER
    NAME AND POSITION      YEAR     SALARY ($)     BONUS ($)    GRANTED (#)      COMPENSATION ($)
-------------------------  ----  ----------------  ---------  ---------------  ---------------------
Sam B. Myers, Jr.          1996    $     150,000        $  -                     $    9,651 /(2)/
 Chief Executive Officer   1995    $      69,500        $  -                     $      724 /(2)/

Edward R. Prince, Jr.      1996    $     150,000        $  -                     $       -
 Vice Chairman             1995    $          -         $  -                     $       -

John O. Smith              1996    $      37,500 /(3)/  $  -     200,000 /(4)/   $   28,670 /(2)(5)/
 President and Chief       1995    $          -         $  -                     $       -
 Operating Officer

W. Kyle Willis             1996    $     100,000        $  -     150,000         $    8,841 /(2)/
 Vice President &          1995    $          -         $  -                     $       -
 Treasurer

Stephen W. Knecht          1996    $     150,000        $  -                     $    7,367 /(2)/
 Vice President            1995    $      39,250        $  -                     $      701 /(2)/

John W. McTigue, Jr.       1996    $     100,000        $  -                     $    5,922 /(2)/
 Vice President            1995    $      18,665        $  -                     $      518 /(2)/

---------------
/(1)/ From January 1, 1995, to December 20, 1995, no officer received any compensation other than reimbursement for any reasonable business expense incurred in connection with activities on behalf of the Company. After December 20, 1995, the date of the acquisition by merger of Zydeco Exploration (the "Merger"), the Company paid all officers' salaries for the remainder of 1995 in amounts which did not exceed $6,250 for any one person. In addition, after December 20, 1995, Zydeco Exploration paid accrued compensation which had been deferred from earlier in 1995 to Messrs. Myers, Knecht, and McTigue in the amounts of $66,000, $33,000, and $12,498 respectively. (Prior to December 20, 1995, Zydeco Exploration was an independent, privately held company.)

/(2)/ Includes the Company's portion of expenses incurred under the Company's health and long-term disability plans under the same terms and conditions as available to all employees.

/(3)/ Mr. Smith's employment with the Company commenced October 7, 1996.  Mr.
      Smith is expected to receive an annual salary of $150,000 in 1997.

/(4)/ 50,000 of these options are subject to approval of certain amendments to the Company's 1996 Stock Incentive Plan at the Meeting.

/(5)/ Includes $27,156 in consulting fees paid to Mr. Smith in 1996 for services rendered prior to his employment by the Company.

OPTION GRANTS

          The following table sets forth information with respect to the options to purchase shares of Common Stock granted under all stock option plans to each executive officer named in the Summary Compensation Table in the fiscal year ended December 31, 1996:

                             OPTION GRANTS IN 1996



                             INDIVIDUAL GRANTS                              POTENTIAL REALIZABLE VALUE
-------------------------------------------------------------------------    AT ASSUMED ANNUAL RATES
                    NUMBER OF     % OF TOTAL                               OF STOCK PRICES APPRECIATION
                   SECURITIES      OPTIONS        EXERCISE                      OPTION TERM /(3)/
                   UNDERLYING     GRANTED TO      OR BASE                  ----------------------------
                     OPTIONS     EMPLOYEES IN      PRICE       EXPIRATION
NAME              GRANTED/ (1)/  FISCAL YEAR    ($/SH) /(2)/      DATE          5% ($)       10% ($)
----------------  -------------  ------------   ------------   ----------   ---------------------------
John O. Smith           200,000          40.4%         $5.22     10/7/06       $656,440   $1,663,548
W. Kyle Willis          150,000          30.3%         $6.69      1/4/06       $630,860   $1,598,723

/(1)/ One-fourth of these options vest on the date of grant and on each of the first three anniversary dates following the date of grant. Options are exercisable within the ten-year period from the date of grant subject to the vesting schedule.

/(2)/ The exercise price of all options granted during 1996 was equal to the market value of the underlying Common Stock on the date of grant.

/(3)/ These amounts represent assumed rates of appreciation in the price of the Company's Common Stock during the terms of the options. Actual gains, if any, on stock option exercises will depend on the future price of the Common Stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in this table will be achieved.


OPTION VALUES

          The following table provides information concerning the value of unexercised options held as of December 31, 1996, by the Company's Chief Executive Officer and its other Named Executives (no options were exercised by the Chief Executive Officer or any Named Executives during 1996). The fair market value of the shares of Common Stock underlying such options was determined by using the closing bid price of the Company's Common Stock, which was $6.25 per share as of December 31, 1996.

                       OPTION VALUES AT DECEMBER 31, 1996

                              NUMBER OF SECURITIES UNDERLYING       VALUE OF UNEXERCISED OPTIONS AT
                         UNEXERCISED OPTIONS AT DECEMBER 31, 1996          DECEMBER 31, 1996
                         -----------------------------------------  -------------------------------
         NAME               EXERCISABLE           UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
-----------------------  ----------------       ------------------  -------------   ---------------
Sam B. Myers, Jr.                      -                      -                -                -
Edward R. Prince, Jr.            156,251                156,251       $  726,567       $  726,567
John O. Smith                          -                200,000                -       $  206,000
Stephen W. Knecht                      -                      -                -                -
John W. McTigue, Jr.             312,502                312,502       $1,453,134       $1,453,134
W. Kyle Willis                         -                150,000                -                -

AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

     In 1995, Zydeco Exploration entered into employment agreements with Messrs. Knecht and McTigue. Each of the agreements provides (i) for a five year term ending December 31, 1999 (the "1 Primary Term"), (ii) that Zydeco Exploration may terminate employment with or without cause during the Primary Term, (iii) for a base salary of $150,000 and $100,000 for Messrs. Knecht and McTigue, respectively, subject to the Zydeco Exploration Board's discretion to elect to defer up to 50% of the base salary for not more than one year, (iv) for the payment of base salary for the entirety of the Primary Term if the employee is terminated other than for death, disability or for cause, (v) if terminated for "cause" during the Primary Term, the agreement is terminated immediately and Zydeco Exploration shall have no further payment obligations and (vi) that the employee will retain confidentiality of certain information and will not compete in the Timbalier Trench or Louisiana Transition Zone with Zydeco Exploration for a period ended one year after the expiration of the Primary Term or the termination of the agreement, whichever occurs first.

     Mr. McTigue's agreement also provides for the issuance of certain employee stock options under the employee stock option plan then in effect for Zydeco Exploration.

     Mr. Knecht's agreement entitles him to receive a 1% overriding royalty interest in Zydeco Exploration's interest in all oil and gas prospects generated for Zydeco Exploration by Mr. Knecht. Mr. Knecht relinquished 500,000 shares of Zydeco Exploration Common Stock to Zydeco Exploration in exchange for the right to receive the overriding royalties under this agreement.

     Zydeco Exploration has not entered into any other employment agreements. The Company has not entered into any employment agreements.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The executive compensation program of the Company is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee considers and implements the Company's compensation philosophy and the compensation of the Chief Executive Officer and all other executive officers. The Compensation Committee is composed of Messrs. Tuttle, Bradley and Johnson, each of whom is an independent, non-employee director of the Company, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     Set forth below is the Report to Stockholders of the Compensation Committee. This Report and the following Performance Graph have been prepared for inclusion in this Proxy Statement in anticipation of the 1997 Annual Meeting of Stockholders. The Report and Performance Graph are not to be included or incorporated by reference into any other filing required under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Report or the Performance Graph is specifically and expressly included with or incorporated into such other filing. The Report is not to be considered soliciting material as such term is used in the proxy rules of the Securities and Exchange Commission.

            REPORT OF THE ZYDECO ENERGY, INC. COMPENSATION COMMITTEE
                  FOR THE 1997 ANNUAL MEETING OF STOCKHOLDERS

     The Compensation Committee was formed on January 4, 1996. The Compensation Committee reviews and establishes the compensation of the executive officers and key employees of the Company. Such compensation may include salaries, bonuses, stock options, appreciation rights and similar awards pursuant to the 1996 Incentive Plan.

Compensation Philosophy

      Since its formation in January 1996, the Compensation Committee has discussed compensation issues and philosophy with the directors who are executive officers of the Company. Consistent with those discussions and in consideration of the business goals of the Company, the Compensation Committee has developed a compensation philosophy that the Committee members believe is designed to attract and retain talented officers, managers and employees within the context of the Company's present business plan. The Committee's present philosophy with respect to executive employee compensation is to attract and retain executive talent of the highest quality through emphasizing equity appreciation incentives without incurring excessive cash obligations. The Company emphasizes incentive compensation (primarily stock based) in order to closely align the interests of the executive officers and the Company's stockholders. By providing relatively higher stock incentives, the Company is also able to maintain executive salaries at reasonable levels in recognition of the need to conserve capital until the Company can demonstrate cash flow improvements from exploration activities.

     Implementation of this philosophy was evident in the hiring of John O. Smith as President and Chief Operating Officer of the Company in 1996. The Board of Directors during the past year expressed the need to retain a senior executive with industry experience to manage and coordinate the operations of the Company. The Company was successful in attracting Mr. Smith, with over 26 years of experience in oil and gas exploration, at a time when the demand for experienced exploration professionals was on the increase. The Company was successful in recruiting Mr. Smith by offering him a significant award of stock options to provide him with a meaningful incentive in the Company. Some of these options are the subject of a stockholder proposal to approve additional shares available for the Company's 1996 Incentive Plan, discussed elsewhere in this Proxy Statement.

Compensation to Chief Executive Officer

     There is no formal arrangement concerning the compensation of Mr. Myers. Mr. Myers' salary in 1996 was set prior to the formation of the Compensation Committee. No awards under the 1996 Incentive Plan were granted to Mr. Myers in 1996. Mr. Myers has to date declined to be eligible for stock related awards. The Compensation Committee believes Mr. Myers' salary for 1996 was consistent with its compensation philosophy.

Deductibility of Compensation

     Section 162(m) of the Code limits the amount of compensation a corporation may deduct as a business expense paid to its Chief Executive Officer or any of its four other most highly compensated officers to $1,000,000 in any year except to the extent that such compensation qualifies as "performance-based compensation" (or meets other exceptions not relevant here). All compensation payments in 1996 to the executive officers named in the Summary Compensation Table will be fully deductible. The Compensation Committee's present intention is to comply with the requirements of Section 162(m) unless the Compensation Committee feels that required changes would not be in the best interests of the Company or its stockholders.


                Submitted this 14th day of April, 1997 by the Members of The Compensation Committee of Zydeco Energy, Inc.

                Philip A. Tuttle
                Charles E. Bradley, Sr.
                Harry C. Johnson

COMMON STOCK PERFORMANCE GRAPH

     The following line graph compares the cumulative total average stockholder return of the Common Stock with the cumulative total returns since the Company's inception to the S&P 500 Stock Index and the S&P Oil (Exploration & Production) Index. The graph tracks performance from December 21, 1993 (the initial trading date of the Common Stock) through December 31, 1996, and assumes a $100 investment on December 21, 1993 and dividend reinvestment.


                             [GRAPH APPEARS HERE]



                                                12/21/93   12/31/93   12/31/94   12/31/95   12/31/96
                                               ---------  ---------  ---------  ---------  ---------
Zydeco Energy, Inc.                            $  100.00  $  100.00  $  100.00  $  106.00  $  100.00
S&P Oil (Exploration & Production) Index/1/    $  100.00  $  100.00  $   79.50  $   93.42  $  123.72
S&P 500 (Dividends Reinvested) Index/1/        $  100.00  $  100.00  $  101.32  $  139.40  $  171.41

   --------------
   /1/ Standard & Poors' indices provided by Media General Financial Services, Inc.

NOTE: ALTHOUGH THE ABOVE GRAPH COMPARES THE COMPANY TO ITS CURRENT PEER GROUP (S&P OIL (EXPLORATION & PRODUCTION) INDEX), THE COMPANY WAS NOT ACTIVELY ENGAGED IN ANY BUSINESS AND DID NOT BECOME AN OPERATING COMPANY WITH OIL EXPLORATION ACTIVITIES UNTIL DECEMBER 20, 1995.


COMPENSATION OF DIRECTORS

          In 1996, nonemployee directors received fees of $1,000 per month for serving on the Board of Directors and its Committees and reimbursement of reasonable expenses incurred in attending meetings.

          In addition, each director who is not an employee of or consultant to the Company received an initial stock option to purchase 15,000 shares of the Company's Common Stock.

GUIDELINES FOR INSIDER SALES

          While the Company has generally discouraged officers, directors and employees from selling Common Stock while the Company is in the initial exploration phase, the Company acknowledges that sales by the Company's insiders may occur periodically. The Company has implemented an insider trading policy for officers, directors and employees designed to advise insiders who may trade in Common Stock or other public securities of the Company of the restrictions on such trading imposed by federal securities laws. The policy provides for advance notice to Company management who, with the assistance of Company counsel, will advise regarding management views on the possible existence of material non-public information regarding the Company. Persons trading in Company stock in violation of such policy are subject to discipline.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

          Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than ten percent of the Common Stock or Preferred Stock, to file reports of ownership and changes in ownership with the Commission and The Nasdaq Stock Market. Based on the Company's review of the copies of such reports received by the Company and on written representations received by the Company, the Company believes that no director, officer or holder of more than ten percent of the Common Stock or Preferred Stock failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during fiscal 1996, except Mr. Myers failed to file on a timely basis a report on Form 4 for a sale of Common Stock in September, 1996, which was reported in January 1997, and Mr. Tuttle failed to file on a timely basis a report on Form 4 for a sale of Common Stock in December 1996, pursuant to an option granted prior to the merger in 1995 of the Company and Zydeco Exploration, which sale was reported in April, 1997.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          In June 1996, the Company, with the approval of the Board of Directors (Mr. Sam B. Myers, Jr. abstaining), purchased all the working interest in certain unproved properties consisting of five non-producing offshore oil and gas leases from entities (the "Myers Family Interests") owned by the adult children of the Company's Chief Executive Officer, Mr. Sam B. Myers, Jr., who subsequently became an officer of certain of the entities. At the time of the purchase, Mr. Knecht and Mr. Reed were President and Vice President, respectively, of the seller. The Company paid $302,464 (represented by the Myers Family Interests as their accumulated cost in the property interests) for the leases which are located in state waters offshore Louisiana. The leases are subject to a 7.5% working interest back-in after payout by the Myers Family Interests. The Myers Family Interests also own an aggregate of between 4.5% and 7.5% overriding royalty interest in these leases, which interests were owned by the Myers Family Interests prior to this transaction with the Company. In addition, Messrs. Knecht and Reed and an employee of the Company own overriding royalty interests under the leases and one such employee received an additional 1% overriding royalty interest in three of the leases pursuant to an employment contract. In addition, at the time of purchase of the property interests, Messrs. Knecht and Reed also received an aggregate one-half percent overriding royalty interest in two of the leases directly from the Myers Family Interests. In May 1996, the Company purchased certain proprietary geologic and geophysical data and computer equipment which was being utilized by the Company from a Myers Family Interest for $145,490 (represented by the seller to the Company as the depreciated book value of the purchased property).

          In August 1996, the Company, with the approval of the Board of Directors (Mr. Sam B. Myers, Jr. abstaining), purchased non-producing leasehold interests owned by certain Myers Family Interests and agreed to participate in the drilling of an exploratory well located in Timbalier Bay in state waters offshore Louisiana. Mr. Myers was at the time of the sale, and remains, President of both of the selling entities. The Company paid $187,500 for a 37.5% working interest in the drilling prospect. The Myers Family Interests own an aggregate of between 33.1% and 37.25% net revenue interest in the prospect leases and Mr. Myers owns an approximate 1.6% overriding royalty interest under portions of the leases. The Myers Family Interests participated in the well with a working interest of 41.2% and paid their proportionate share of the estimated cost of drilling and well completion. The Myers Family Interests can also back-in for a 25% working interest of a well after payout. In addition, an affiliate of a director of the Company also purchased a 5% working interest in the properties on the same basis as the terms of the Company's participation. Messrs. Knecht and Reed also own net revenue interests in the prospect leases, one of which also purchased an additional 1% working interest participation in the property at the same time and on the same basis as the terms of the Company's participation. Drilling of the exploratory well commenced in August 1996 and was abandoned in September 1996 for mechanical reasons without testing the well's primary objectives. The Company has undertaken to sell a portion or farmout its interest in this prospect and at December 31, 1996, reflected $187,500 in unproved and unevaluated properties related to the prospect. The Company charged $647,355 to exploration expense in 1996 in connection with the drilling and abandonment of the well.

          In 1996, the Company licensed software and purchased related software maintenance services aggregating $325,768 from a subsidiary of GeoScience Corporation. Subsequently, in October 1996, Mr. Prince became a director of the vendor.

          The Company believes all of the transactions with related parties have been on terms no less favorable to the Company than those terms which may have been obtained from unrelated third parties.

          None of the officers or directors of the Company is related to any other executive officer or director of the Company.

                              BENEFICIAL OWNERSHIP

          The following table sets forth certain information as of January 31, 1997, regarding beneficial ownership of Common Stock of each stockholder who is known by the Company to beneficially own more than 5% of Common Stock, each Director, each Named Executive and all directors and executive officers as a group.

                                                               Zydeco Common Stock
                                                               Beneficial Ownership
                                                      -------------------------------------
                                                          Number of             Percentage
                                                            Shares               of Total
Name and Address (if required) of Beneficial Owner    -----------------         -----------

Richard L. Morgan .................................   1,562,510  /(1)/              23.7%
700 N. Pearl Street, Suite 2170
Dallas, Texas 75201

David M. Fender ...................................   1,544,018  /(2)/              23.4%
116 East Front Street
Tyler, Texas 75702

Elizabeth I. Magness ..............................     390,627  /(3)/               5.9%
3202 Wild Candle
Spring, Texas 77388

John W. McTigue, Jr. ..............................     312,502  /(4)/               4.7%

Sam B. Myers, Jr. .................................     269,925                      4.1%

Edward R. Prince, Jr. .............................     171,876  /(4)/               2.6%

Philip A. Tuttle ..................................      56,252  /(4)/               0.9%

W. Kyle Willis ....................................      37,500  /(4)/               0.6%

Charles E. Bradley, Sr. ...........................       8,750  /(4)/               0.1%

Harry C. Johnson ..................................       3,750  /(4)/               0.1%

John O.  Smith ....................................          --                      0.0%

Stephen W. Knecht .................................          --                      0.0%

Directors and Officers as a group (11 persons) ....     891,815  /(4)/              13.5%

-----------

(1) Includes 781,255 shares owned by The SBM III Trust and 781,255 shares owned by The MFM Trust; Mr. Morgan is trustee of both trusts. The SBM III Trust is a trust established for the benefit of the children of Sam B. Myers,
     III. The MFM Trust is a trust established for the benefit of the children of Melanie F. Myers. Mr. Morgan has sole voting and dispositive power with respect to such shares. Mr. Sam B. Myers, Jr. does not have and disclaims any beneficial ownership of the shares owned by the trusts.

(2) Includes 15,625 shares owned personally by Mr. Fender and 1,528,393 shares owned by The Bon Temps Trust for which Mr. Fender is trustee. The Bon Temps Trust is a trust established for the benefit of the children of Sam
     B. Myers, Jr. Mr. Fender has sole voting and dispositive power with respect to such shares. Mr. Myers does not have and disclaims any beneficial ownership of the shares owned by the trust.

(3) Includes 390,627 shares held by The Knecht 1994 Descendants Trust, a trust established for the benefit of the children of Stephen W. Knecht. Mrs. Magness has sole voting and dispositive power with respect to such shares. Mr. Knecht does not have and disclaims any beneficial ownership of the shares owned by the trust.

(4) These amounts include shares of Common Stock covered by options exercisable within 60 days.

                                 PROPOSAL TWO
            APPROVAL OF INCREASE IN NUMBER OF SHARES AVAILABLE UNDER
                        THE 1996 INCENTIVE EQUITY PLAN

      In 1996, the Board of Directors and the Stockholders approved and adopted the Zydeco Energy, Inc. 1996 Equity Incentive Plan (the "Incentive Plan"). The Incentive Plan authorizes the grant of various stock and stock-related awards to any Company employee. The Board believes the Incentive Plan provides an enhanced mechanism for compensating key management and other personnel on the basis of individual and corporate performance. As of December 31, 1996, there are no shares remaining for grants of awards under the 1996 Incentive Stock Plan.

      The Company's philosophy with respect to executive and key employee compensation has been to attract and retain executive and exploration talent of the highest quality through emphasizing equity appreciation incentives without incurring excessive cash obligations. The Company expects to continue to emphasize incentive compensation (primarily stock based) in order to closely align the interests of the executive officers and key members of its exploration team with the interests of the Company's stockholders. The Board of Directors believes that it is the recruitment and retention of such individuals upon whom, in large measure, the sustained progress, growth and profitability of the Company will depend. By providing relatively higher stock incentives, the Company is also able to maintain executive salaries at reasonable levels in recognition of the need to conserve capital until the Company can demonstrate cash flow improvements from exploration activities. The Board of Directors believes that its compensation strategy can be implemented for the foreseeable future if Proposal Two is approved.

     In April 1997, the Board of Directors adopted certain technical amendments to the Incentive Plan that are not the subject of Proposal Two, including (i) a change in the requirements for Directors serving on the Compensation Committee made necessary by changes in Securities and Exchange Commission Rule 16b-3, (ii) deletion of an obsolete reference to plan compliance with Rule 16b-3 in the amendment provision and (iii) a provision enabling the entire Board of Directors, in lieu of Compensation Committee action, to take actions otherwise delegated to the Compensation Committee under the Incentive Plan. The Incentive Plan may be amended by action of the Board of Directors without approval of the stockholders of the Company. The Board of Directors, however, does not intend to increase the number of shares available for issuance under the Incentive Plan without stockholder approval.

     The Board has adopted and recommended for approval by the Stockholders an increase in the number of shares of Common Stock available under the Incentive Plan, as well as an increase of the annual limitation of awards under the Incentive Plan to a single individual. The amendment will increase the number of shares of Common Stock that may be issued pursuant to the Incentive Plan from 350,000 to 950,000 of which no more than 50,000 shares can be issued as "Restricted Stock" and/or "Bonus Stock," as such terms are defined in the Incentive Plan. The limitation on issuance of stock based awards under the Plan to a single individual in a calendar year is also proposed to be increased from 150,000 shares to 200,000 shares. Options for 520,000 shares have been granted as of the date of this Proxy Statement under the Incentive Plan, of which options for 150,000 shares have been granted subject to approval by the stockholders of Proposal Two (including options for 50,000 shares granted conditionally to John O. Smith in connection with his employment as President and Chief Operating Officer). The Board believes it is in the best interests of the Company to increase the number of shares available under the Incentive Plan so as to enable the Company to make future grants of options and certain other awards pursuant to the Incentive Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL
TWO.


                             INDEPENDENT ACCOUNTANT

     The Audit Committee of the Board of Directors has not selected the Company's independent accountant for the fiscal year ending December 31, 1997. Representatives of Arthur Andersen LLP, the Company's independent accountants for the fiscal year ended December 31, 1996, are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Changes In Accountants

     As previously reported on January 17, 1996, the Company advised BDO Seidman, LLP that its services would no longer be required as independent accountants for auditing the annual financial statements of the Company. As a result of the Merger of the Company's subsidiary with Zydeco Exploration on December 20, 1995, the historical financial statements of Zydeco Exploration became the financial statements of the Company. Arthur Andersen LLP had acted as independent accountants for Zydeco Exploration and, accordingly, was engaged by the Company upon recommendation of the Board of Directors to act as independent accountants of the Company in respect of the audit of the Company's financial statements for the year ended December 31, 1995. During the Company's two most recent years, and all subsequent interim periods preceding such dismissal, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of the former accountant, would have caused the former accountant to make reference to the matter in their report. The reports of BDO Seidman, LLP for fiscal years 1993 and 1994 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

     The independent accountant's reports on the financial statements of the Company for the year ended December 31, 1996 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.


                             STOCKHOLDER PROPOSALS

     Any stockholder who wishes to submit a proposal for presentation at the 1998 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company so that the Secretary receives it no later than December 17, 1997.


                                   FORM 10-K

     A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 10-K"), as filed with the Securities and Exchange Commission, including the financial statements and the financial statement schedules thereto, is included in the Annual Report to Stockholders mailed to each Stockholder entitled to vote at the Meeting. The Company will furnish to any such person any exhibit described in the list accompanying the 1996 10-K, upon the payment, in advance, of the specified reasonable fees related to the Company's furnishing of such exhibit(s). Requests for copies of such report and/or exhibit(s) should be directed to Julie Goodfellow, Zydeco Energy, Inc., 1710 Two Allen Center, 1200 Smith Street, Houston, Texas 77002.


                                 OTHER MATTERS

     The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, a number of officers, directors and regular employees of the Company may, if necessary to ensure the presence of a quorum and at no additional expense to the Company, solicit proxies in person or by telephone or telegraph. The Company will make arrangements with brokerage firms, banks and other nominees to forward proxy materials to beneficial owners of shares and will reimburse such nominees for their reasonable costs.

     The persons designated to vote shares covered by proxies intend to exercise their judgment in voting such shares on other matters that may come before the Meeting. Management does not expect, however, that any matters other than those referred to in this Proxy Statement will be presented for action at the Meeting.

     The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.



                                By Order of the Board of Directors,

                                /S/ JULIE GOODFELLOW

                                Julie Goodfellow
                                Secretary

Date:  April 17, 1997

                                     PROXY

                              ZYDECO ENERGY, INC.
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
                          ANNUAL MEETING MAY 15, 1997

  The undersigned, having received the notice and accompanying Proxy Statement for the 1997 Annual Meeting, hereby constitutes and appoints SAM B. MYERS, JR. and EDWARD R. PRINCE, JR. (the "Proxy Committee"), and each of them, his true and lawful agents and proxies with power of substitution in each, to represent and vote at the Annual Meeting to be held on May 15, 1997, or at any adjournment thereof, on all matters coming before said meeting, all shares of ZYDECO ENERGY, INC. which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as indicated below:

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1. Election of Directors; Nominees: Sam B. Myers, Jr., Edward R. Prince, Jr., Charles E. Bradley, Sr., Harry L. Johnson, John O. Smith, Philip A. Tuttle

   [_] FOR (except as marked below)            [_] WITHHOLD AUTHORITY to
                                                   vote for all nominees


 For, except vote withheld from the following nominee(s): _____________________

2. Approval of increase in the number of shares subject to the 1996 Incentive Equity Plan
                        [_] FOR [_] AGAINST [_] ABSTAIN

3. In the discretion of the Proxy Committee, upon other matters as may properly come before the meeting.

                        [_] FOR [_] AGAINST [_] ABSTAIN




                          (CONTINUED ON REVERSE SIDE)


  This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals (1), (2) and (3). The Proxy Committee is authorized to vote in their discretion on any other matters that may properly come before the meeting. You are encouraged to specify your choices by marking the appropriate boxes above, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                       SIGNATURE(S) ___________________________

                                       DATE ___________________________________

                                       NOTE: Executors, administrators,
                                       trustees, etc., please give full title
                                       as such. If a corporation, please sign
                                       full corporate name by duly authorized
                                       officer. Joint owners should each sign
                                       personally.